August 5, 2024

For Immediate Release

Real Estate Investment Trust Securities Issuer:
Mitsui Fudosan Logistics Park Inc.
(Securities Code: 3471)
6-8-7 Ginza, Chuo-ku, Tokyo 104-0061
Representative: Hiroshi Asai, Executive Director

Asset Management Company:
Mitsui Fudosan Logistics REIT Management Co., Ltd.
Representative: Shinobu Sakanoshita, President and Chief Executive Officer
Inquiries: Kenji Yamamoto, Managing Director and Chief Financial Officer
Tel. +81-3-6327-5160

Real Estate Investment Trust Securities Issuer:
Advance Logistics Investment Corporation
(Securities Code: 3493)
1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo 101-0051
Representative: Kenji Kousaka, Executive Director

Asset Management Company:
ITOCHU REIT Management Co., Ltd.
Representative: Junichi Shoji, President and Chief Executive Officer
Inquiries: Hiromu Shinoda, Manager of Logistics Strategy Department
Tel. +81-120-300-780

Notice Concerning Execution of the Merger Agreement between Mitsui Fudosan Logistics Park Inc.
and Advance Logistics Investment Corporation

Mitsui Fudosan Logistics Park Inc. (“MFLP-REIT”) and Advance Logistics Investment Corporation (“ADL”; MFLP-REIT and ADL are collectively referred to as “Each REIT”) announced that each of them has, at Each REIT’s Board of Directors Meeting held today, resolved to undertake an absorption-type merger, with November 1, 2024 as the effective date, whereby MFLP-REIT will be the surviving corporation and ADL will be the dissolving corporation in the merger (the “Merger”), and have today also executed a merger agreement (the “Merger Agreement”) as follows.

In addition, concurrently with the Merger, Mitsui Fudosan Logistics REIT Management Co., Ltd. (“MFLM”), the asset management company of MFLP-REIT, and ITOCHU REIT Management Co., Ltd. (“IRM”), the asset management company of ADL announced that each of them has, at Board of Directors Meeting held today, resolved to undertake an absorption-type company split (the “Company Split”), with November 1, 2024 as the effective date, whereby MFLM will be the successor company in the absorption-type company split and IRM will be the splitting company in the absorption-type company split. For details of the Company Split, please refer to “Notice Concerning Execution of the Absorption-type Company Split Agreement between Asset Management Company Mitsui Fudosan Logistics REIT Management Co., Ltd. and ITOCHU REIT Management Co., Ltd, and the Change of Principal Shareholder of Mitsui Fudosan Logistics REIT Management Co., Ltd.” released today.

As a result of the Merger and the Company Split, IRM will become a shareholder of MFLM (holding 23% of the voting rights), MFLM will be entrusted by MFLP (MFLP after the Merger between MFLP and ADL) to manage assets.

1. Purpose of the Merger

Looking at the Japanese economy, while being impacted by the sluggish pace of recovery of the global economy, its growth in exports and corporate activity has contributed to a gentle recovery trend since the convergence of the novel coronavirus disease (COVID-19). On the other hand, although the Bank of Japan has been normalizing its monetary policy as economic and social activities recover, in the foreign exchange market, the yen has been weakening against the backdrop of widening real interest rate differentials, and the current market environment remains uncertain due to inflation, currency depreciation,

The merger described in this press release involves securities of a Japanese company. The merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the merger, such as in the open market or through privately negotiated purchases.

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and concerns about rising interest rates.

In such environment, the current Real Estate Investment Trust Securities Market (the “J-REIT market”) of Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) continues to be unstable, due to concerns about the ability to cope with inflation, such as rent increases, and rising long-term interest rates.

MFLP-REIT listed on the J-REIT market section of Tokyo Stock Exchange in August 2016, sponsored by Mitsui Fudosan Co., Ltd. (“Mitsui Fudosan”), one of the Japan’s leading comprehensive developers. MFLP-REIT has established a strategic partnership with Mitsui Fudosan in the logistics facilities business. Within the value chain of Mitsui Fudosan’s logistics facilities business, which includes development (development of logistics facilities), management (management and operation of logistics facilities) and holding (holding of logistics facilities), the holding function will be conducted by MFLP-REIT. The basic policy is to aim to maximize unitholder value through the MFLP-REIT’s sustained growth, aligning with, under such function, Mitsui Fudosan’s logistics facilities business that has high growth potential. MFLP-REIT has repeatedly achieved steady external growth through public offerings, and as of today manages a portfolio consisting of a total of 30 properties (total acquisition price: 399,754 million yen), with a total number of investment units issued and outstanding of 608,000 units.

ADL listed on the J-REIT market section of Tokyo Stock Exchange in September 2018, sponsored by ITOCHU Corporation (“ITOCHU”), a major general trading company, and ITOCHU Property Development, Ltd. (ITOCHU Property Development), comprehensive developer affiliated with the ITOCHU Group (the corporate group consisting of ITOCHU Corporation, consolidated subsidiaries and equity-method affiliates; hereinafter the same applies). Based on the “Realty and Logistics Platform,” which consists of real estate and logistics functions of ITOCHU Group, ADL owns and manages logistics real estate through competitive advantages in property supply and leasing support, leveraging the Group-wide Merchant Channel Platform of ITOCHU Corporation’s broad customer network covering approximately 100,000 companies. ADL as of today manages a portfolio consisting of a total of 16 properties (total acquisition price: 139,230 million yen), with a total number of investment units issued and outstanding of 674,400 units.

Each REIT has managed their properties by taking advantage of their respective characteristics, aiming to secure stable earnings and steady growth of assets under management over the medium to long term. At the same time, however, they are aware of common challenges.

In other words, Each REIT recognizes the issues that expected yields on advanced logistics facilities, the main investment targets, remain low due to their scarcity and high liquidity, and that opportunities for large-scale property acquisitions through public offerings are limited, coupled with deteriorating J-REIT market conditions against a backdrop of concerns over rising interest rates due to changes in the Bank of Japan’s monetary policy.

Under these circumstances, MFLP-REIT and ADL have agreed to begin discussions regarding the Merger in March 2024, and have carefully considered the Merger, as a measure to address these issues and to contribute to the continuous growth of unitholders’ value in respect of each of MFLP-REIT and ADL. As a results, Each REIT reached the common understanding that the Merger is the best measure to contribute to the growth of unitholders’ value in respect of each of MFLP-REIT and ADL and entered into the Merger Agreement today.

Each REIT considers that the Merger has the following rationale:

(1) Expanded asset size to elevate market presence

As a result of the Merger, the asset size after the Merger (Note) will increase to 49 properties and 576.5 billion yen ((anticipated) acquisition price basis), and its presence in the J-REIT market will be enhanced. Furthermore, investment unit liquidity will be improved due to the expansion of asset size. While the J-REIT market is currently in a slump, making external growth difficult, the Merger will realize rapid expansion of the asset size and achieve MFLP’s medium-term asset size target of 500 billion yen. We will continue to aim for continuous external growth that contributes to the enhancement of unitholder’s value and aim for sustainable growth as a representative of dedicated logistics J-REIT.

(Note) MFLP is scheduled to acquire three properties (total anticipated acquisition price: 10,763 million yen) on November 1, 2024, the effective date of the Merger, subject to the Merger taking effect. The above asset size is the figure after the acquisition of the said assets. For details of the said asset acquisition, please refer to ADL’s “Notice Concerning Acquisition of Trust Beneficiary Interest in Domestic Real Estate” dated today.

(2) Better stability resulting from advances in portfolio diversification

With the expansion of the number of properties through the Merger, portfolio diversification will progress, and income stability will improve. After the Merger, the top 5 property ratio ((anticipated) acquisition price basis) will decrease from MFLP-REIT 34.7% and ADL 72.9% to 30.3% and the top 5 tenant ratio (leased area basis) will also remain low from MFLP-REIT 27.4% and ADL 70.7% to 29.8% due to the Merger, thus improving the stability of income.

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(3) Dual sponsorship structure with comprehensive developer and general trading company

Sponsor support will be strengthened by the dual sponsorship structure consisting of Mitsui Fudosan, a comprehensive developer, and ITOCHU Group, a general trading company. We will maintain our focus on quality by incorporating, through the Merger, the dual brands of Mitsui Fudosan Logistics Park and i Missions Park, which denote advanced logistics facilities, and aim to enhance unitholder’s value by external and internal growth through further strengthening of property pipeline supply capability and leasing capability by maximally leveraging both sponsors’ platforms and networks.

2. Overview of the Merger

(1) Schedule of the Merger

(i) MFLP-REIT

Record date for the General Meeting of Unitholders	July 31, 2024
Board of Directors Meeting to approve the Merger Agreement Date of execution of the Merger Agreement	August 5, 2024
Date of General Meeting of Unitholders	September 30, 2024 (scheduled)
Record date for the Split of Investment Units	October 31, 2024 (scheduled)
Effective date of the Split of Investment Units	November 1, 2024 (scheduled)
Effective date of the Merger	November 1, 2024 (scheduled)
Registration date of the Merger	Early November 2024 (scheduled)

(Note) MFLP-REIT plans to split one investment unit into four investment units (“the Split of Investment Units”) with October 31, 2024 as the record date for the Split of Investment Units and November 1, 2024 as the effective date of the split. For more details on the Split of Investment Units, please refer to “(3) Allocation of Investment Units under the Merger (Note 2)” below.

(ii) ADL

Board of Directors Meeting to approve the Merger Agreement Date of execution of the Merger Agreement	August 5, 2024
Record date for the General Meeting of Unitholders	August 31, 2024 (scheduled)
Date of General Meeting of Unitholders	October 10, 2024 (scheduled)
Date of delisting	October 30, 2024 (scheduled)
Effective date of the Merger	November 1, 2024 (scheduled)
Registration date of the Merger	Early November 2024 (scheduled)

(2) Form of the Merger

MFLP-REIT will be the surviving corporation under an absorption-type merger (kyushu gappei) and ADL will be dissolved in the Merger.

(3) Allocation of Investment Units under the Merger

	MFLP-REIT (Surviving corporation in the absorption-type merger)	ADL (Dissolving corporation in the absorption-type merger)
		1.168
Allocation of investment units under the Merger	1	(Reference) Before the Split of Investment Units 0.292

(Note 1) The number of new MFLP-REIT investment units to be issued as a result of the Merger: 787,699 units (planned)

(Note 2) MFLP-REIT plans to split one investment unit into four investment units with October 31, 2024 as the record date for the Split of Investment Units and November 1, 2024 as the effective date of the split; the merger ratio shown above and the number of the new Investment units MFLP-REIT will allocate and deliver are subject to the Split of Investment Units taking effect. If 0.292 MFLP-REIT investment units are allocated and delivered against 1 ADL investment unit on the basis of the merger ratio before the Split of Investment Units, there will be many unitholders of ADL being allocated fractions of less than one MFLP-REIT investment unit. To make it possible for unitholders of ADL to continue holding MFLP-REIT investment units after the Merger, a split of MFLP-REIT investment units will be carried out prior to the Merger taking effect, in the ratio of four MFLP-REIT investment units to one MFLP-REIT investment unit for the purpose of delivering to all unitholders of ADL at least one MFLP-REIT investment unit, and 1.168 MFLP-REIT investment unit will be allocated and delivered for every one ADL investment unit. For more details on the Split of Investment Units, please refer to the “Notice Concerning the Split of Investment Units” released today by MFLP-REIT.

(Note 3) Fractions of less than one unit will be generated for the number of investment units to be allotted to the unitholders of ADL through the allotment of 1.168 units of MFLP-REIT per unit of ADL. These fractional units will be sold through a market transaction in accordance with statutory provisions, and the proceeds from the sale will be delivered to the unitholders who hold fractions, in proportion to the size

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of their fractional holding.

(Note 4) In addition to the above investment units, instead of cash distributions to the unitholders of ADL for ADL’s final fiscal period ending on the day immediately prior to the effective date of the Merger, MFLP-REIT will, within a reasonable period after the effective date of the Merger, make a cash distribution to the unitholders listed or recorded on the final unitholders register of ADL as of the day immediately prior to the effective date of the Merger (excluding the unitholders of ADL who have demanded the purchase of their investment units pursuant to the provisions of Article 149-3 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended, the “Investment Trusts Act”) (excluding unitholders who have withdrawn such demand for purchase)) (the “Allotted Unitholders”), in an amount equivalent to the cash distributions for the fiscal period (the payment will be the amount of distributable profit of ADL as of the day immediately prior to the effective date of the Merger divided by the number of investment units that is obtained by deducting (a) the number of investment units held by the unitholders other than the Allotted Unitholders from (b) the number of investment units issued and outstanding of ADL, as of the day immediately prior to the effective date of the Merger (such calculated amount being rounded down to the nearest whole yen)). The details will be announced once they are determined.

(4) Amendment to the Articles of Incorporation of the Surviving Corporation

MFLP-REIT is planning to submit the following proposals for the changes of the Articles of Incorporation subject to the condition that the Merger takes effect: Change of the fiscal period in accordance with the Merger and adjustment to the provision of the asset management fees, etc. (the “Changes to the Articles of Incorporation”) to the MFLP-REIT’s General Meeting of Unitholders scheduled on September 30, 2024. For the details of the Changes to the Articles of Incorporation, please refer to the Exhibit 1 of the Merger Agreement attached to this press release as Exhibit and the press release “Notice Concerning Approval of a Merger Agreement and Partial Amendments to the Articles of Incorporation” released by MFLP today.

MFLP-REIT plans to file a notification pursuant to Article 191 of the Investment Trusts Act as soon as the Changes to the Articles of Incorporation takes effect.

(5) Major Conditions Precedent for the Merger

The Merger is subject to the following conditions as of the day before the effective date of the Merger:

(i)	Each REIT has confirmed in a manner and substance reasonably satisfactory to them that no filing procedures for Form F-4 for the Merger is required under the U.S. securities law;
(ii)	ADL and IRM have agreed in advance to terminate the asset management agreement between ADL and IRM as of the effective date to the reasonable satisfaction of MFLP-REIT;
(iii)	for Each REIT, procedures which are required, in accordance with applicable laws and regulations and internal regulations, to implement the Merger and the matters contemplated in relation to the Merger (for MFLP-REIT, including the approval of the general meeting of unitholders for a proposal to approve the Merger Agreement, a proposal to amend the Articles of Incorporation, and other proposals separately determined by MFLP-REIT and ADL upon agreement, for ADL, including the approval of the general meeting of unitholders for a proposal to approve the Merger Agreement, a proposal to terminate the asset management agreement, a proposal to amend the Articles of Incorporation, and other proposals separately determined by MFLP-REIT and ADL upon agreement) and obtaining permits, etc. have been completed;
(iv)	prior consent has been obtained from all financial institutions providing loans to Each REIT regarding the execution of the Merger and the basic conditions of loans on or after the effective date of the Merger (with respect to agreements for loans, including necessary measures to avoid the occurrence of any breach of financial covenants, breach of covenants, or event of acceleration for MFLP-REIT after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
(v)	Each REIT has obtained the prior consent to execute the Merger from the other party from whom MFLP-REIT or ADL is obliged under agreements, etc. (limited to those that have a significant impact on the operation of MFLP-REIT after the Merger) to obtain such consent to execute the Merger (except for the financial institutions set forth in item (iv) above and the party with whom MFLP-REIT and ADL agree upon consultation that it is less necessary to maintain the said agreement, etc. in the operation of the surviving corporation after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
(vi)	with respect to the borrowings of Each REIT that will become due for repayment during the period from the date of execution of the Merger Agreement to the effective date, refinancing has been executed through borrowings with terms and conditions reasonably satisfactory to Each REIT with respect to the repayment date, interest rate, and other conditions;
(vii)	no event has occurred that is reasonably concluded to markedly impede or make markedly difficult the realization of the Merger (including, but not limited to, any events related to the Merger that will have a material adverse effect on the cash flow of the surviving investment corporation after the Merger);

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(viii)	none of MFLP-REIT and ADL is in breach of any obligations under agreements (including the Merger Agreement) or late in payment of any monetary obligations (including taxes and public charges) (in each case, excluding de minimis matters). With respect to Each REIT, there is no occurrence of event of acceleration (including any event that would constitute an event of acceleration upon notice and/or the passage of time), suspension of payment, inability to pay debts, or filing of petition for or commencement of bankruptcy proceedings, special liquidation proceedings, civil rehabilitation proceedings, or other applicable insolvency proceedings;
(ix)	Each REIT has consummated all purchases and sales under agreements for the acquisition of properties that were executed by the date of execution of the Merger Agreement (including the same date), with a scheduled execution date of no later than the effective date under such agreements (not including the same date), and, in addition, there is no specific risk that all purchases and sales that are scheduled to be consummated on or after the effective date under the relevant agreements will not be consummated;
(x)	none of MFLP-REIT, MFLM, ADL or IRM has been subject to revocation of registration, suspension of operations in whole or in part, or other administrative disposition by supervisory authorities having a material impediment or material impact on the implementation of the Merger; and
(xi)	no cause for cancellation or termination has occurred under the absorption-type company split agreement executed between MFLM and IRM on the same date as the execution date of the Merger Agreement, and it is certain that such company split will take effect on the effective date.

If on the day preceding the effective date of the Merger any of the following conditions precedent to the Merger’s taking effect has not been satisfied or if it has become clear that any of the following conditions precedent to the Merger’s taking effect will not be satisfied by the day preceding the effective date of the Merger (in each case, unless, in cases where the subject prerequisite is one of items (i) through (x) above, the failure to fulfill such item is caused by violations, defects, or problems attributable to itself or its related parties), MFLP-REIT or ADL will be entitled to cancel the Merger Agreement without incurring any liability or payment duties to the adversary party (provided, however, that the foregoing shall not apply to liability or payment duties in a case where the party that gave such notice is in breach of the Merger Agreement) with a written notice to the adversary party prior to the effective date.

3. Basis for the Calculation of the Allocation of Investment Units upon the Merger

(1) Basis for the Calculation

For the purpose of determining the merger ratio to be adopted in the Merger, in view of ensuring fairness, MFLP-REIT and ADL respectively appointed a financial advisor for the Merger and requested each financial advisor to perform a financial analysis of the merger ratio. MFLP-REIT appointed Daiwa Securities Co., Ltd. (“Daiwa Securities”), and ADL appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”).

The summaries of the analyses respectively conducted by Daiwa Securities and SMBC Nikko Securities indicate figures prior to taking into consideration the Split of Investment Units, by MFLP-REIT, of one investment unit into four investment units as mentioned above in “2. Overview of the Merger, (3) Allocation of Investment Units under the Merger”.

Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, Daiwa Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, Daiwa Securities also conducted the comparable trading multiple analysis. In addition, Daiwa Securities conducted the dividend discount model analysis (“DDM”) to reflect future business activities of Each REIT, and for the purpose of reflecting the market values of the properties held by Each REIT, Daiwa Securities also conducted the adjusted net asset value analysis. A summary of the results of the calculations by Daiwa Securities is as follows.

Valuation Approach	MFLP-REIT	ADL
Historical Unit Price Analysis	1	0.276～0.281
Comparable Trading Multiple Analysis	1	0.280～0.338
DDM Analysis	1	0.216～0.326
Adjusted Net Asset Value Analysis	1	0.346

In the historical unit price analysis, the closing prices of investment units as of the base date for calculation and the simple average of the closing prices of investment units for the one-month period, three-month period and six-month period from August 2, 2024, which is set as the base date for calculation, has been adopted, after taking into account the recent status of market transactions of the investment units of Each REIT.

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In the future profit plans of Each REIT assumed in DDM by Daiwa Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of Daiwa Securities’ analysis, please refer to (Note 1) at the end of this press release.

SMBC Nikko Securities has determined to adopt valuation methods to calculate the merger ratio based on its own analysis on the financial information of Each REIT as well as the terms and conditions of the Merger. Because the investment units of Each REIT are respectively listed on the Tokyo Stock Exchange and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to Each REIT and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of Each REIT are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by Each REIT, SMBC Nikko Securities also conducted the adjusted net asset value analysis. A summary of the results of the calculations by SMBC Nikko Securities is as follows.

Valuation Approach	MFLP-REIT	ADL
Historical Unit Price Analysis	1	0.28～0.28
Comparable Trading Multiple Analysis	1	0.26～0.40
DDM Analysis	1	0.25～0.42
Adjusted Net Asset Value Analysis	1	0.33

In the historical unit price analysis, the simple average of the closing prices of investment units for the one-month period, three-month period and six-month period from August 2, 2024, which is set as the base date for calculation, has been adopted, after taking into account the recent status of market transactions of the investment units of Each REIT.

In the future profit plans of Each REIT assumed in DDM by SMBC Nikko Securities, there is no fiscal year in which a significant increase or decrease in income is expected in Each REIT’s profit plan.

For details of the supplemental explanation regarding the assumptions and disclaimers of SMBC Nikko Securities’ analysis, please refer to (Note 2) at the end of this press release.

(2) Background of the Calculation

After comprehensively taking into account the financial results, status of assets and liabilities, future prospects of the business, synergies to be created by the Merger and the results of the financial analysis conducted by the financial advisors for MFLP-REIT and ADL and discussing and negotiating meticulously, MFLP-REIT and ADL executed the Merger Agreement, as they determined the above-mentioned merger ratio to be appropriate.

(3) Relationship with the Financial Advisors

Neither Daiwa Securities nor SMBC Nikko Securities falls under the definition of an “Affiliated Party” of MFLP-REIT or ADL as set forth in Article 67, Paragraph 4 of the Ordinance Regarding Calculation of the Investment Corporation (Cabinet Ordinance No. 47 of 2006, as amended) and has no significant interest to note in connection with the Merger. Although SMBC Nikko Securities is a member of the same corporate group of Sumitomo Mitsui Financial Group, Inc. as Sumitomo Mitsui Banking Corporation (“SMBC”), which conducts financing transactions and other normal banking operations with MFLP-REIT and ADL, ADL has appointed SMBC Nikko Securities as its financial advisor and third-party valuation firm. This decision was made in consideration of the following reasons:

1.	SMBC Nikko Securities’ established track record as a third-party valuation firm;
2.	The implementation of prescribed information barrier measures between the department responsible for calculating the merger ratio and other departments within SMBC Nikko Securities, as well as between SMBC Nikko Securities and SMBC, as a conflict prevention measure; and
3.	The maintenance of ADL’s and SMBC Nikko Securities’ independence as financial advisor and third-party valuation firm, due to their engagement in transactions under the same terms and conditions as those with general business partners.

Based on these considerations, it has been determined that SMBC Nikko Securities’ independence as a financial advisor and third-party valuation firm is sufficiently ensured, and that there are no particular issues with ADL requesting SMBC Nikko Securities to calculate the merger ratio. Consequently, ADL has appointed SMBC Nikko Securities as a financial advisor and third-party valuation firm.

(4) Prospects and Reasons for Delisting

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The Merger is planned to be implemented in the form of an absorption-type merger. It is expected that ADL will dissolve in accordance with Article 143(iv) of the Investment Trusts Act, and the investment units issued by ADL will be delisted on October 30, 2024, which is two business days prior to the effective date of the Merger, in accordance with the Criteria for Delisting set forth by Tokyo Stock Exchange. Upon the Merger, the unitholders of ADL will be allotted new MFLP-REIT investment units in proportion to the number of investment units they hold and thereby own MFLP-REIT investment units, and MFLP-REIT investment units are already listed on the Tokyo Stock Exchange and will continue to be tradable on the Tokyo Stock Exchange.

(5) Measures to Ensure Fairness

(i) Measures to Secure Fairness in the Course of Considering Pros and Cons of Merger and Merger Ratio

Neither MFLP-REIT nor ADL holds any investment units of the other party and there are no capital ties between them. In addition, during the course of the discussion about the Merger, there is no special capital relationship among MFLM, which is the asset management company for MFLP-REIT, IRM, which is the asset management company for ADL, and their shareholders, and they have no mutual material interest. Accordingly, MFLP-REIT and ADL have, on an arm’s length basis, agreed upon the execution of the Merger Agreement including the merger ratio after discussions and negotiations, as set forth in (2) above.

In addition, in the course of considering the Merger, MFLP-REIT has timely reported the status of the consideration to the Board of Directors of the investment corporation, which is constituted by one executive director and two supervisory directors, whose independence from an asset management company has been ensured under the Investment Trusts Act. Further, important matters to be considered are deliberated and approved by the Board of Directors of the investment corporation.

ADL has timely reported the status of the consideration to the Board of Directors of the investment corporation, which is constituted by one executive director and three supervisory directors, whose independence from an asset management company has been ensured under the Investment Trusts Act. Further, important matters to be considered are deliberated and approved by the Board of Directors of the investment corporation.

Furthermore, MFLP-REIT has appointed Nagashima Ohno & Tsunematsu and ADL has appointed Mori Hamada & Matsumoto, as a legal advisor for the Merger, and MFLP-REIT and ADL have respectively received advice on matters including the procedures for the Merger, the method and procedures for making decisions.

(ii) Measures to Secure Fairness in the Calculation of the Merger Ratio

As described in items (1) through (3) above, MFLP-REIT and ADL requested their respective financial advisors to conduct a financial analysis regarding the merger ratio. In determining the appropriate merger ratio, MFLP-REIT and ADL considered various factors including the financial analyses conducted by their respective financial advisors.

In order to ensure the fairness of the Merger, MFLP-REIT has retained Daiwa Securities, which is an independent third-party financial advisor, for its unitholders, and obtained a report of merger ratio analysis, in which analyses of allotment of units in the Merger were conducted from a financial viewpoint under certain assumptions. Given the above, the Board of Directors of MFLP-REIT has determined that measures for ensuring the fairness of the Merger were adequately implemented.

In order to ensure the fairness of the Merger, ADL has retained SMBC Nikko Securities, which is an independent third- party financial advisor, for its unitholders, and obtained a report of merger ratio analysis, in which analyses of allotment of units in the Merger were conducted from a financial viewpoint under certain assumptions. Given the above, the Board of Directors of ADL has determined that measures for ensuring the fairness of the Merger were adequately implemented.

It should be noted that neither of MFLP-REIT nor ADL obtained a written opinion (so-called a “fairness opinion”) from the relevant financial advisor to the effect that the merger ratio is financially suitable for each unitholder of each investment corporation.

4. Overview of Parties Involved in the Merger

		Surviving Corporation	Dissolving Corporation
(1)	Name	Mitsui Fudosan Logistics Park Inc.	Advance Logistics Investment Corporation
(2)	Location	6-8-7 Ginza, Chuo-ku, Tokyo	1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo
(3)	Name of Executive Director	Hiroshi Asai	Kenji Kousaka
(4)	Unitholders’ Capital (Note 1)	212,399 million yen	72,380 million yen
(5)	Date of Incorporation	March 4, 2016	May 1, 2018
(6)	Total Number of Investment Units Issued and Outstanding (Note 2)	608,000 units	674,400 units

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(7)	End of Fiscal Period (Note 3)	January and July		February and August
(8)	Main Assets under Management	Real estate, and real estate trust beneficiary interest
(9)	Main Financing Banks	Sumitomo Mitsui Banking Corporation, Mizuho Bank, Ltd., MUFG Bank, Ltd., Shinkin Central Bank, Sumitomo Mitsui Trust Bank, Limited		Sumitomo Mitsui Banking Corporation, Sumitomo Mitsui Trust Bank, Limited, Mizuho Bank, Ltd., MUFG Bank, Ltd., Mizuho Trust & Banking Co., Ltd., The Norinchukin Bank
		Custody Bank of Japan, Ltd. (Trust Account)	17.98%	Custody Bank of Japan, Ltd. (Trust Account)	20.89%
		The Master Trust Bank of Japan, Ltd. (Trust Account)	16.33%	The Master Trust Bank of Japan, Ltd. (Trust Account)	15.57%
(10)	Major Unitholders and their Unitholding Ratios (Note 4)	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.86%	ITOCHU Corporation	4.98%
		Mitsui Fudosan Co., Ltd.	4.75%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.90%
		SSBTC CLIENT OMNIBUS ACCOUNT	2.23%	JP MORGAN CHASE BANK 385771	2.13%
(11)	Name of Asset Management Company	Mitsui Fudosan Logistics REIT Management Co., Ltd.		ITOCHU REIT Management Co., Ltd.
(12)	Location of Asset Management Company	6-8-7 Ginza, Chuo-ku, Tokyo		1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo
(13)	Name and Title of Representative of Asset Management Company	Shinobu Sakanoshita, President and Chief Executive Officer		Junichi Shoji, President and Chief Executive Officer
(14)	Relationship between Parties Involved
	Capital Relationship	There is no capital relationship requiring special mention among the parties involved in the Merger and their asset management companies.
	Personnel Relationship	There is no personnel relationship requiring special mention among the parties involved in the Merger and their asset management companies.
	Business Relationship	There is no business relationship requiring special mention among the parties involved in the Merger and their asset management companies
	Status as Related Party	Neither of the parties involved in the Merger nor their asset management companies fall under affiliated parties.

(Note 1) The amounts stated in “Unitholders’ Capital” are as of the date of this press release. Those are the amounts of unitholders’ capital minus the amounts of deductions from unitholders’ capital.

(Note 2) MFLP-REIT’s amounts stated in “Total Number of Outstanding Investment Units” are as of January 31, 2024, those of ADL are as of February 29, 2024.

(Note 3) MFLP-REIT is planning to submit to the general meeting of unitholders of MFLP-REITscheduled on September 30, 2024 the following proposal for the changes to the Articles of Incorporation, subject to the condition that the Merger takes effect: Change the current 17th fiscal period from August 1, 2024 to January 31, 2025 to the period from August 1, 2024 to October 31, 2024 and change the current 18th fiscal period to the period from November 1, 2024 to July 31, 2025. If the proposal for the aforementioned change is approved in the general meeting of unitholders, the last fiscal period of MFLP-REIT before the effective date of the Merger is expected to be a three-month period from August 1, 2024 to October 31, 2024 as the 17th fiscal period and the first period of MFLP-REIT after the effective date of the Merger is expected to be a nine-month period from November 1, 2024 to July 31, 2025 as the 18th fiscal period. The 19th fiscal period and subsequent fiscal periods will be from February 1 to July 31 and from August 1 to January 31 of the following year, respectively.

(Note 4) MFLP-REIT’s figures stated in “Major Unitholders” and “Unitholding Ratios” are based on the unitholder register as of January 31, 2024, these of ADL are based on the unitholder register as of February 29, 2024, respectively. Accordingly, the figures may not reflect the actual holdings of the unitholders. Hereinafter the same shall apply. “Unitholding Ratio” is rounded down to the second decimal place.

(15) Business Results for the Last 3 Fiscal Periods

(i) MFLP-REIT (Unit: million yen, unless otherwise stated)

Fiscal Period Ended	January 2023	July 2023	January 2024
Operating Revenue	10,960	11,478	11,845
Operating Income	4,504	4,604	4,738
Ordinary Income	4,206	4,261	4,407

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Net Income	4,205	4,260	4,405
Net Income per Unit (yen) (Note)	7,300	7,396	7,264
Distributions per Unit (yen)	8,401	8,804	8,898
Net Assets per Unit (yen)	354,567	353,562	358,192
Net Assets	204,230	203,652	217,781
Total Assets	336,551	350,013	361,107

(Note) “Net Income per Unit” is calculated by dividing net income by the weighted average number of investment units for the period.

(ii) ADL (Unit: million yen, unless otherwise stated)

Fiscal Period Ended	February 2023 (Note1)	August 2023	February 2024
Operating Revenue	4,027	3,689	3,728
Operating Income	2,044	1,848	1,868
Ordinary Income	1,807	1,644	1,662
Net Income	1,806	1,643	1,661
Net Income per Unit (yen) (Note 2)	2,794	2,436	2,464
Distributions per Unit (yen)	3,239	2,826	2,856
Net Assets per Unit (yen)	111,356	110,536	110,182
Net Assets	75,098	74,545	74,307
Total Assets	130,842	135,286	135,180

(Note 1) ADL changed its fiscal year-end from the last day of January and the last day of July each year to the last day of February and the last day of August each year by resolution of the 4th general meeting of unitholders held on April 27, 2022. Accordingly, the fiscal year ended February 2023 is a seven-month period from August 1, 2022 to February 28, 2023.

(Note 2) “Net Income per Unit” is calculated by dividing net income by the weighted average number of investment units for the period.

5. Post-Merger Status

(1) Status of Surviving Corporation

Surviving Corporation
(1)	Name	Mitsui Fudosan Logistics Park Inc.
(2)	Location	6-8-7 Ginza, Chuo-ku, Tokyo
(3)	Name of Executive Director	Hiroshi Asai
(4)	Unitholders’ Capital	To be determined (not confirmed at this time)
(5)	End of Fiscal Period	January and July
(6)	Net Assets	To be determined (not confirmed at this time)
(7)	Total Assets	To be determined (not confirmed at this time)
(8)	Name of Asset Management Company	Mitsui Fudosan Logistics REIT Management Co., Ltd.
(9)	Location of Asset Management Company	6-8-7 Ginza, Chuo-ku, Tokyo
(10)	Name and Title of Representative of Asset Management Company	Shinobu Sakanoshita, President and Chief Executive Officer

(Note) MFLP-REIT is planning to submit to the general meeting of unitholders of MFLP-REIT scheduled on September 30, 2024 the following proposal for the changes to the Articles of Incorporation, subject to the condition that the Merger takes effect: Change the current 17th fiscal period from August 1, 2024 to January 31, 2025 to the period from August 1, 2024 to October 31, 2024 and change the current 18th fiscal period to the period from November 1, 2024 to July 31, 2025. If the proposal for the aforementioned change is approved in the general meeting of unitholders, the last fiscal period of MFLP-REIT before the effective date of the Merger is expected to be a three-month period from August 1, 2024 to end of October 2024 as the 17th fiscal period and the first period of MFLP-REIT after the effective date of the Merger is expected to be a nine-month period from November 1, 2024 to end of July 2025 as the 18th fiscal period. The 19th fiscal period and subsequent fiscal periods will be from February 1 to end of July and from August 1 to end of January of the following year, respectively.

(2) Major Unitholders and Unitholding Ratio before and after Merger

Before the Merger (Note 1)
MFLP-REIT (as of January 31, 2024)		ADL (as of February 29, 2024)
Custody Bank of Japan, Ltd. (Trust Account)	17.98%	Custody Bank of Japan, Ltd. (Trust Account)	20.89%
The Master Trust Bank of Japan, Ltd.	16.33%	The Master Trust Bank of Japan, Ltd.	15.57%

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(Trust Account)		(Trust Account)
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.86%	ITOCHU Corporation	4.98%
Mitsui Fudosan Co., Ltd.	4.75%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.90%
SSBTC CLIENT OMNIBUS ACCOUNT	2.23%	JP MORGAN CHASE BANK 385771	2.13%
SMBC Nikko Securities Inc.	2.23%	The Shinkumi Federation Bank	1.92%
STATE STREET BANK AND TRUST COMPANY 505103	1.62%	The Aichi Bank, Ltd.	1.57%
STICHTING PENSIOENFONDS ZORG EN WELZIJN	1.61%	The Hachijuni Bank, Ltd.	1.56%
JP MORGAN CHASE BANK 380072	1.54%	STATE STREET BANK WEST CLIENT - TREATY 505234	1.50%
STATE STREET BANK WEST CLIENT – TREATY 505234	1.53%	SSBTC CLIENT OMNIBUS ACCOUNT	1.23%

After Merger (Note 2) (Simple total after taking into account the merger ratio)
Custody Bank of Japan, Ltd. (Trust Account)	18.69%
The Master Trust Bank of Japan, Ltd. (Trust Account)	16.15%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	4.87%
Mitsui Fudosan Co., Ltd.	3.59%
SSBTCCLIENT OMNIBUS ACCOUNT	1.98%
SMBC Nikko Securities Inc.	1.72%
STATE STREET BANK AND TRUST COMPANY 505103	1.48%
STICHTING PENSIOENFONDS ZORG EN WELZIJN	1.32%
JP MORGAN CHASE BANK 385781	1.24%
ITOCHU Corporation	1.22%

(Note 1) MFLP-REIT’s figures stated in “Major Unitholders” and “Unitholding Ratio” are based on the unitholder register as of January 31, 2024, these of ADL are based on the unitholder register as of February 29, 2024. Accordingly, the figures may not reflect the actual holdings of the unitholders. “Unitholding Ratio” is rounded down to the second decimal place.

(Note 2) For “Major Unitholders” and “Unitholding Ratio” after the Merger, the number of investment units is calculated on the basis of the ratios of investment units held by the major unitholders prior to the Merger as described above and on the assumption of MFLP-REIT investment units being allocated in accordance with the content of “2. Overview of the Merger, (3) Allocation of Investment Units under the Merger” above. “Unitholding Ratio” is rounded down to the second decimal place.

(3) Amendment to Asset Management Agreement

After the Merger, MFLP-REIT plans to continue entrusting its asset management functions to MFLM (to which MFLP- REIT is currently entrusting such services). Regarding the asset management agreement currently in force between MFLP- REIT and MFLM, MFLP-REIT will enter into an amendment agreement to the effect that necessary changes will be made in accordance with the Changes to the Articles of Incorporation, subject to the approval of the Changes to the Articles of Incorporation by the General Meeting of Unitholders of MFLP-REIT and the effectuation of the Merger.

ADL will terminate the asset management agreement with IRM as of the effective date of the Merger, subject to the approval to be obtained at ADL’s General Meeting of Unitholders and on the condition that the Merger takes effect. No amendment to the current asset management agreements in force between ADL and IRM is scheduled.

(4) Amendment to Investment Policy

MFLM, while maintaining the current investment policy of MFLP after the Merger in principle, is considering making partial changes to MFLP’s investment guidelines, subject to the Merger taking effect. Specific details of such amendments will be announced as soon as they are determined.

(5) Amendment to agreements with sponsors, etc.

With respect to the sponsor support to be provided by ITOCHU to MFLP, MFLM executed today with ITOCHU a right of first look and preferential negotiation agreement in which the start of effective period of the agreement is the effective date of the Merger. In addition, MFLM executed today with ITOCHU Property Development, a right of first look and preferential negotiation agreement in which the start of effective period of the agreement is the effective date of the Merger.

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(i) Right of first look and preferential negotiation agreement with ITOCHU

The agreement includes the provision of information and the grant of preferential negotiation rights on Subject Properties (properties that ITOCHU determines, at its own discretion as of the date of the notice, may be sold to MFLP-REIT, from among properties held by ITOCHU Corporation, companies and entities in which ITOCHU Corporation holds an equity interest, or those that have accepted investment from ITOCHU Corporation; hereinafter the same applies) and other support related to properties acquired from the ITOCHU Group etc.(including providing a list of potential tenants, acting as an intermediary with such potential tenants and advice and assistance in the acquisition, sale, and management of real estate, etc.) by ITOCHU.

The main details of the provision of information and the grant of preferential negotiation rights on Subject Properties under the said agreement are as follows.

・ITOCHU shall provide with MFLM a written notice annually (at the end of January or on a separately agreed upon date) of information about Subject Properties.

・When ITOCHU plans to sell all or part of the Subject Properties and intends to provide information or otherwise solicit the acquisition to a third party other than MFLM, except in specified cases, prior to commencing such action, ITOCHU shall provide MFLM with a written notice confirming its intent to acquire (the Subject Properties for which the sale activity will be commenced is hereinafter referred to as the “Properties Planned for Sale”).

・If ITOCHU provides MFLM with the written notice confirming its intent to acquire and MFLM provides ITOCHU with a written notice of MFLP’s intent to acquire within five business days of receiving the notice, ITOCHU and MFLM shall, during the prescribed consultation period, engage in good faith consultations for a transaction of the Properties Planned for Sale in preference to other parties.

・If the consultations do not result in agreement after the prescribed consultation period or if the consultations are unsuccessful, after providing a written notice with MFLM of the results of the consultation, ITOCHU may provide information or otherwise solicit the acquisition to other potential acquirers and carry out the sale of the Properties Planned for Sale.

・ITOCHU shall, except in specified cases, provide information on properties that meets the investment targets in MFLP’s asset management guidelines and investment criteria stipulated therein priority to investment corporations that enter into asset management agreements with IRM or private funds that enter into discretionary investment agreements or investment advisory agreements and conduct the following procedures. Without the aforementioned notice to MFLM, ITOCHU shall not provide information to them.

(ii) Right of first look and preferential negotiation agreement with ITOCHU Property Development

The agreement includes the provision of information and the grant of preferential negotiation rights on Subject Properties by ITOCHU Property Development. The main details of the provision of information and the grant of preferential negotiation rights on Subject Properties under the said agreement are same as the right of first look and preferential negotiation agreement with ITOCHU.

There are no plans to change the agreements that MFLM has entered into with its sponsors, etc. as of today.

The existing support agreements that ADL and IRM have entered into with their sponsors as of today will be terminated as of the effective date of the Merger, subject to the Merger taking effect.

6. Outline of Accounting Treatment

The purchase method is expected to be used in the accounting treatment of the Merger with MFLP-REIT as the acquiring corporation and ADL as the acquired corporations, by applying the Accounting Standards for Business Combinations (ASBJ Statement No. 21, revised as of January 16, 2019). Positive goodwill or negative goodwill is expected to arise as a result of the Merger, but the amount is currently uncertain. It will be announced as soon as it has been determined.

7. Outlook

MFLP-REIT is planning to submit to the General Meeting of Unitholders scheduled on September 30, 2024 the following proposal for the changes to the Articles of Incorporation, subject to the Merger taking effect: Change the current 17th fiscal period from August 1, 2024 to January 31, 2025 to the period from August 1, 2024 to October 31, 2024 and change the current 18th fiscal period to the period from November 1, 2024 to July 31, 2025.

For the operating result forecasts after the Merger based on the approval of the above proposal, please refer to the press release “Notice Concerning Disclosure of Operating Results Forecasts for the Fiscal Period Ending July 31, 2025 and the Fiscal Period Ending January 31, 2026, Following the Merger of Mitsui Fudosan Logistics Park Inc. and Advance Logistics Investment Corporation” released today.

Also, for the operating results forecast for the 17th fiscal period, which is the last fiscal period before the Merger takes effect, based on the approval of the above proposal, please refer to the press release “Notice Concerning Revisions to Operating Results and Distributions Forecast Due to Changes in Operating Period and Fiscal Period”. In addition, for the operating results forecast of ADL, please refer to the press release “Notice Concerning Revision of Operating Forecasts for the Periods Ending August 31, 2024 and February 28, 2025 and Forecast of Merger Grant.”

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End.

*Websites of Each REIT
Mitsui Fudosan Logistics Park Inc.:	https://www.mflp-r.co.jp/en/
Advance Logistics Investment Corporation:	https://www.adl-reit.com/en/

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(Note 1)

In analyzing the merger ratio, Daiwa Securities has assumed that all of the information under analysis and consideration (including, but not limited to, the information provided by Each REIT and the publicly available information) was accurate and complete and shall not bear the obligation to verify the accuracy or completeness of such information. In analyzing the merger ratio, Daiwa Securities did not make any independent valuation, appraisal or assessment of all of the assets or liabilities (including, but not limited to, derivative financial instruments, off-balance-sheet assets or liabilities, or any other contingent liabilities) of Each REIT, including analysis and valuation of their individual assets and liabilities, nor shall Daiwa Securities bear the obligation to request a third-party institution for any such valuation, appraisal or assessment. In analyzing the merger ratio, Daiwa Securities has assumed that the financial forecasts provided by Each REIT has been prepared on the reasonable premises on the basis of the best currently available estimates and judgments of the respective managements of Each REIT and shall not bear the obligation to verify the accuracy and viability of the relevant financial forecasts.

(Note 2)

In analyzing the above merger ratio, SMBC Nikko Securities has relied on the information provided by Each REIT and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, SMBC Nikko Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off- balance-sheet assets and liabilities and any other contingent liabilities) of Each REIT, nor has SMBC Nikko Securities requested any such appraisal or assessment from a third-party institution. Further, SMBC Nikko Securities has assumed that the financial projections provided by Each REIT has been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of Each REIT. The analysis of the above merger ratio by SMBC Nikko Securities was based on the above information that was available as of August 2, 2024. SMBC Nikko Securities has prepared its analysis solely for the Board of Directors of ADL for the purpose of deliberating the Merger, and the analysis may not be relied upon or used for any other purpose or by any other third party. In addition, SMBC Nikko Securities will not provide any opinion or recommendation on voting by any of the unitholders of Each REIT with respect to the Merger or any other proposed transaction.

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Exhibit

Merger Agreement

August 5, 2024

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Merger Agreement

Mitsui Fudosan Logistics Park Inc. (“MFLP-REIT”) and Advance Logistics Investment Corporation (“ADL”) enter into this merger agreement (this “Agreement”) as follows in relation to the merger among MFLP-REIT and ADL (the “Merger”).

Article 1 (Method of merger)

MFLP-REIT and ADL shall implement an absorption type merger, with MFLP-REIT as the surviving corporation, and ADL as the dissolving corporation, under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2 (Corporate names and addresses of merging parties)

The names and addresses of the surviving corporation and the dissolving corporations are as follows.

(1)	Corporate name and address of the surviving corporation
	Corporate Name:	Mitsui Fudosan Logistics Park Inc.
	Address:	6-8-7 Ginza, Chuo-ku, Tokyo
(2)	Corporate name and address of the dissolving corporation
	Corporate Name:	Advance Logistics Investment Corporation
	Address:	1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo

Article 3 (Split of MFLP-REIT investment units)

Provided that this Agreement has not been terminated pursuant to Article 13 or any other provision of this Agreement, MFLP-REIT shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of MFLP-REIT as of the day immediately preceding the effective date of the Merger (the “Effective Date”) into four investment units for every one investment unit on the Effective Date (the “Split of Investment Units”).

Article 4 (Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment)

1.	At the time of the Merger, MFLP-REIT shall issue new investment units in such number (rounded down to the nearest whole number) as is calculated by multiplying by 1.168 the aggregate number of ADL investment units owned by the unitholders stated or recorded on the final unitholders register of ADL as of the day immediately preceding the Effective Date (excluding MFLP-REIT, ADL and the unitholders of ADL who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the

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unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders 1.168 MFLP -REIT investment units per 1 ADL investment unit owned by the Allotted Unitholders. However, the effect of the allotment and delivery, as well as the Merger, shall be subject to the condition precedent that the Split of Investment Units takes effect on the Effective Date. If the Split of Investment Units does not take effect on the Effective Date, MFLP-REIT and ADL shall change the Effective Date and take other necessary measures for the Merger to take effect upon agreement through consultation in good faith.

2.	In the case of the preceding paragraph, if there are any fractions of less than one MFLP-REIT investment unit in the investment units that must be delivered to Allotted Unitholders, MFLP-REIT shall treat such fractions pursuant to Article 149-17 of the Investment Trusts Act.

Article 5 (Matters regarding total unitholders’ capital of the surviving corporation)

The amount of the total unitholders’ capital and the capital surplus of MFLP-REIT to be increased upon the Merger shall be as follows; provided, however, that MFLP-REIT and ADL may change such amount upon agreement through consultation, taking into consideration the financial conditions of MFLP-REIT and ADL on the day immediately preceding the Effective Date.

(1)	Unitholders’ Capital:	0 yen
(2)	Capital Surplus:	The amount obtained by deducting the amount set forth in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set forth in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6 (Effective Date)

1.	The Effective Date of the Merger shall be November 1, 2024
2.	Notwithstanding the provisions of the preceding paragraph, MFLP-REIT and ADL may change the Effective Date upon agreement through consultation, if necessary, in order to complete the procedures for the Merger or for any other reason.

Article 7 (General meeting of unitholders to approve this Agreement etc.)

1.	MFLP-REIT shall hold a general meeting of unitholders on September 30, 2024 or a date separately determined by MFLP-REIT and ADL upon agreement, to request approval of (ⅰ) a proposal to approve this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ⅱ) a proposal to amend the Articles of Incorporation as set forth in Exhibit 1 on the effective date of Merger, subject to the Merger taking effect, and

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(ⅲ) other proposals separately determined by MFLP-REIT and ADL upon agreement.

2.	ADL shall hold a general meeting of unitholders on October 10, 2024 or a date separately determined by MFLP-REIT and ADL upon agreement, and request approval of (ⅰ) a proposal to approve this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ⅱ) a proposal to terminate the asset management agreement between ADL and ADL’s asset management company (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same shall apply hereinafter) subject to the Merger taking effect, (ⅲ) a proposal to amend the Articles of Incorporation to the effect that, in the event that its fiscal period ends upon as a result of the Merger, the asset management fee shall be calculated deeming the fiscal period to end on the day immediately preceding the Effective Date, and (ⅳ) other proposals separately determined by MFLP-REIT and ADL upon agreement.

Article 8 (Post-merger corporate name and related entities, etc. of MFLP-REIT)

1.	MFLP-REIT’s corporate name shall not be changed upon the Merger, and the corporate name “Mitsui Fudosan Logistics Park Inc.” will be retained after the Merger.
2.	MFLP-REIT’s asset management company, asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same shall apply hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same shall apply hereinafter), and accounting auditor shall not be changed upon the Merger. Provided, however, that with respect to the agreements between ADL and the administrative agents for investment corporation bonds of ADL, MFLP-REIT shall succeed to such agreements upon the Merger, and such administrative agents shall become administrative agents for investment corporation bonds of MFLP-REIT.
3.	Subject to the Merger taking effect, ADL shall, until the Effective Date (not including the same date), terminate to the reasonable satisfaction of MFLP-REIT its asset management agreement with its asset management company, asset custody agreement with its asset custody company, administration agreements with its administrative agents (except for agreements with administrative agents for investment corporation bonds), and any other agreement separately determined by MFLP-REIT and ADL upon agreement. Provided, however, that MFLP-REIT shall succeed to the obligations of ADL to pay the fees that have to be paid under the agreements set forth in this paragraph that have not been paid as of the Effective Date.
4.	Notwithstanding the preceding two paragraphs, MFLP-REIT and ADL may change the provisions thereof upon agreement through consultation.

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Article 9 (Cash distribution)

1.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT shall not make cash distributions to unitholders, except for cash distributions up to the amount of distributable profit (which shall mean the amount of profit as referred to in Article 136, Paragraph 1 of the Investment Trusts Act; the same shall apply hereinafter) for the fiscal period ended July 31, 2024, distribution in excess of retained earnings related to allowance for temporary difference adjustments, and distribution in excess of retained earnings (return of capital applicable to distribution reducing unitholders’ capital for tax purposes) up to 75% of FFO for the relevant fiscal period (net income (excluding gains/losses on sales of real estate, etc.) plus depreciation and amortization for the relevant fiscal period) for the relevant fiscal period which are paid to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of MFLP-REIT as of July 31, 2024. In addition, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT shall not purchase investment units for consideration by agreement with any unitholder.
2.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), ADL shall not make cash distributions to unitholders, except for cash distributions up to the amount of distributable profit for the fiscal period ending August 31, 2024, distribution in excess of retained earnings related to allowance for temporary difference adjustments, and distribution in excess of retained earnings (return of capital applicable to distribution reducing unitholders’ capital for tax purposes) up to 30% of depreciation and amortization for the relevant fiscal period which are paid to unitholders or registered investment unit pledge holders stated or recorded on the final unitholders register of ADL as of August 31, 2024. In addition, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), ADL shall not purchase investment units for consideration by agreement with any unitholder.
3.	Notwithstanding the preceding two paragraphs, if the Effective Date is changed to a date after November 1, 2024, MFLP-REIT and ADL will determine the treatment of cash distributions upon agreement through consultation.

Article 10 (Payment upon Merger)

In addition to the investment units as set forth in Article 4, section1, in lieu of ADL’s cash distribution to unitholders of ADL for ADL’s fiscal period ending on the day immediately preceding the Effective Date (the “ADL’s Final Fiscal Period”), MFLP-REIT shall make a Payment upon the Merger (dividend of profit) to the Allotted Unitholders or registered investment unit pledge holders

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related to the investment units held by them within a reasonable period, after the Effective Date, considering calculation of ADL’s revenue for ADL’s Final Fiscal Period, administrative procedures for the delivery of a Payment upon the Merger, etc. The amount of such Payment upon the Merger shall be calculated in accordance with the following formula (truncated to the nearest yen) for every one ADL investment unit the Allotted Unitholders own.

Amount of Payment upon the		Amount of ADL’s distributable profit as of the day immediately preceding the Effective Date
Merger per investment unit	＝	Number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date

“Number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date” described in the formula above is the number of investment units that is obtained by deducting (a) the number of investment units held by unitholders of ADL other than the Allotted Unitholders from (b) the number of ADL investment units issued and outstanding as of the day immediately preceding the Effective Date.

Article 11 (Succession of corporate property)

On the Effective Date, MFLP-REIT shall succeed to any and all assets, liabilities, rights and obligations of ADL existing as of the Effective Date.

Article 12 (Covenants)

1.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, in substantially the same manner and in the ordinary course of business as was practiced prior to the execution of this Agreement, and cause their respective asset management companies, asset custody companies, administrative agents, accounting auditors, and other third parties to do the same, and shall obtain the prior consent of the adversary party (such consent shall not be unreasonably refused, withheld or delayed) before taking any action that might have material impact on their respective assets, rights or obligations (such action includes, but not limited to, issuance of investment units, issuance of investment corporation bonds, new borrowings (excluding any borrowing to pay existing loans), or entering into or performing a sale or purchase agreement for assets. However, this excludes those set forth in this Agreement and those based on agreements already entered into and announced by the date of execution of this Agreement (including the same date)).
2.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall take practical measures

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necessary for MFLP-REIT to succeed to ADL's assets, liabilities and obligations by the Merger, and provide necessary cooperation such as mutual information exchange and have each asset management company provide necessary cooperation to implement such measures.

3.	During the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), MFLP-REIT and ADL shall be responsible for the performance of their respective borrowing and other obligations and shall not cause a breach of financial covenants or other breach of contract.
4.	MFLP-REIT and ADL shall immediately give notice to the other parties, if, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), any party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, an event such as a breach of financial covenants or other breach of contract, breach of laws and regulations by MFLP-REIT or ADL, or a matter indicated by the relevant authorities). In this case, MFLP-REIT and ADL shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

Article 13（Prerequisites for the Merger and Cancellation）

If on the day preceding the Effective Date any of the following conditions precedent to the Merger’s taking effect has not been satisfied or if it has become clear that any of the following conditions precedent to the Merger’s taking effect will not be satisfied by the day preceding the Effective Date (in each case, unless, in cases where the subject prerequisite is one of items 1 through 10, the failure to fulfill such item is caused by violations, defects, or problems attributable to itself or its related parties), MFLP-REIT or ADL will be entitled to cancel this Agreement without incurring any liability or payment duties to the adversary party (provided, however, that the foregoing shall not apply to liability or payment duties in a case where the party that gave such notice is in breach of this Agreement) with a written notice to the adversary party prior to the Effective Date:

(1)	MFLP-REIT and ADL have confirmed in a manner and substance reasonably satisfactory to them that no filing procedures for Form F-4 for the Merger is required under the U.S. securities law;
(2)	ADL and ADL’s asset management company have agreed in advance to terminate the asset management agreement between ADL and ADL’s asset management company as of the Effective Date to the reasonable satisfaction of MFLP-REIT;
(3)	for MFLP-REIT and ADL, procedures which are required, in accordance with applicable laws and regulations and internal regulations, to implement the Merger and the matters contemplated in relation to the Merger (for MFLP-REIT, including the approval of the general meeting of unitholders as set forth in Article 7, Paragraph 1, for ADL, including the approval

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of the general meeting of unitholders as set forth in Article 7, Paragraph 2) and obtaining permits, etc. have been completed;

(4)	prior consent has been obtained from all financial institutions providing loans to MFLP-RETI and ADL regarding the execution of the Merger and the basic conditions of loans on or after the Effective Date of the Merger (with respect to agreements for loans, including necessary measures to avoid the occurrence of any breach of financial covenants, breach of covenants, or event of acceleration for MFLP-REIT after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
(5)	MFLP-REIT and ADL have obtained the prior consent to execute the Merger from the other party from whom MFLP-REIT or ADL is obliged under agreements, etc. (limited to those that have a significant impact on the operation of MFLP-REIT after the Merger) to obtain such consent to execute the Merger (except for the financial institutions set forth in the preceding item and the party with whom MFLP-REIT and ADL agree upon consultation that it is less necessary to maintain the said agreement, etc. in the operation of the surviving corporation after the Merger), and such consent has not been withdrawn (such consent must be in writing unless there are reasonable grounds for being unable to obtain a written consent);
(6)	with respect to the borrowings of MFLP-REIT and ADL that will become due for repayment during the period from the date of execution of this Agreement to the Effective Date, refinancing has been executed through borrowings with terms and conditions reasonably satisfactory to MFLP-REIT and ADL with respect to the repayment date, interest rate, and other conditions;
(7)	no event has occurred that is reasonably concluded to markedly impede or make markedly difficult the realization of the Merger (including, but not limited to, any events related to the Merger that will have a material adverse effect on the cash flow of the surviving investment corporation after the Merger);
(8)	none of MFLP-REIT and ADL is in breach of any obligations under agreements (including this Agreement) or late in payment of any monetary obligations (including taxes and public charges) (in each case, excluding de minimis matters). With respect to MFLP-REIT and ADL, there is no occurrence of event of acceleration (including any event that would constitute an event of acceleration upon notice and/or the passage of time), suspension of payment, inability to pay debts, or filing of petition for or commencement of bankruptcy proceedings, special liquidation proceedings, civil rehabilitation proceedings, or other applicable insolvency proceedings;
(9)	MFLP-REIT and ADL have consummated all purchases and sales under agreements for the acquisition of properties that were executed by the date of execution of the this Agreement

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(including the same date), with a scheduled execution date of no later than the Effective Date under such agreements (not including the same date), and, in addition, there is no specific risk that all purchases and sales that are scheduled to be consummated on or after the Effective Date under the relevant agreements will not be consummated;

(10)	none of MFLP-REIT, MFLP-REIT’s asset management company, ADL or ADL’s asset management company has been subject to revocation of registration, suspension of operations in whole or in part, or other administrative disposition by supervisory authorities having a material impediment or material impact on the implementation of the Merger; and
(11)	no cause for cancellation or termination has occurred under the absorption-type company split agreement executed between MFLP-REIT’s asset management company and ADL’s asset management company on the same date as the execution date of this Agreement, and it is certain that such company split will take effect on the Effective Date.

Article 14 (Change of conditions for the Merger and termination of this Agreement)

If, during the period from the date of execution of this Agreement (including the same date) to the Effective Date (not including the same date), (ⅰ) there is any material change in the properties or the business condition of MFLP-REIT or ADL, (ⅱ) there are circumstances that would materially impede the execution of the Merger, (ⅲ) it becomes difficult to achieve the purpose of the Merger for any other reason, or (ⅳ) grounds that could cause any of the above circumstances to occur becomes clear, then MFLP-REIT and ADL may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement.

Article 15 (Costs and Expenses)

Unless otherwise provided in this Agreement, the parties hereto shall bear their own costs and expenses incurred in connection with the preparation and execution of this Agreement and the various procedures and transactions contemplated under this Agreement (including, but not limited to, fees for certified public accountants, attorneys, tax accountants, research firms, advisors, and other professionals appointed on its behalf, and other fees and expenses it should or may incur and pay to lenders in connection with its borrowing, and losses associated with interest rate swap transactions) (collectively, the “Costs”). The Costs to be borne by ADL shall be recorded as expenses of ADL for the fiscal period ending before the Effective Date (including the fiscal period ending on the day immediately preceding the Effective Date). However, contingency fees that accrue after the Effective Date in accordance with the Financial Advisory Services Agreement executed by ADL with SMBC Nikko Securities Inc. shall be recorded as an expense of MFLP-REIT.

Article 16 (Governing law and Jurisdiction)

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1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.
2.	MFLP-REIT and ADL agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 17 (Good faith consultation)

Any necessary matters concerning the Merger those not provided for in this Agreement shall be separately determined through mutual consultation by MFLP-REIT and ADL in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

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This Agreement has been prepared in two originals, to which each of MFLP-REIT and ADL shall affix its name and seal and retain one original.

August 5, 2024

MFLP-REIT 6-8-7 Ginza, Chuo-ku, Tokyo

Mitsui Fudosan Logistics Park Inc.

Executive Director Hiroshi Asai

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This Agreement has been prepared in two originals, to which each of MFLP-REIT and ADL shall affix its name and seal and retain one original.

August 5, 2024

ADL 2-1-6, 1-105, Kanda-Jinbocho, Chiyoda-ku, Tokyo

Advance Logistics Investment Corporation

Executive Director Kenji Kousaka

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Exhibit 1

Items to be Changed to the Articles of Incorporation

(The underlined sections indicate amendments.)
Current Articles of Incorporation	Proposed Amendments
Article 6 (Total Number of Issuable Investment Units) 1. The total number of issuable investment units of MFLP-REIT shall be 8 million units. 2-3. (Omitted)	Article 6 (Total Number of Issuable Investment Units) 1. The total number of issuable investment units of MFLP-REIT shall be 32 million units. 2-3. (Unchanged)

Article 29 (Types, Purposes, and Scope of Assets Targeted for Asset Management)

1-2. (Omitted)

3.       (Omitted)

(1)-(11) (Omitted)

(New)

(12) Other rights that may be necessary or useful to acquire in connection with investments in real estate-related assets.

4-5. (Omitted)

Article 29 (Types, Purposes, and Scope of Assets Targeted for Asset Management)

1-2. (Unchanged)

3.       (Unchanged)

(1)-(11) (Unchanged)

(12) Investments set forth under the Shinkin Bank Act

(13) Other rights that may be necessary or useful to acquire in connection with investments in real estate-related assets.

4-5. (Unchanged)

Article 34 (Settlement Date)

The operating period of MFLP-REIT shall be from February 1 to July 31 of each year, and from August 1 to January 31 of the following year (the last day of each operating period shall be referred to as “Settlement Date”).

Article 34 (Settlement Date)

The operating period of MFLP-REIT shall be from February 1 to July 31 of each year, and from August 1 to January 31 of the following year (the last day of each operating period shall be referred to as “Settlement Date”). However, the operating period for the 17th fiscal period shall be from August 1, 2024 to October 31, 2024, and the operating period for the 18th fiscal period shall be from November 1, 2024 to July 31, 2025.

Article 37 (Standards for Payment of Asset Management Fees to the Asset Management Company)

1.       (Omitted)

(1)    Asset Management Fee Ⅰ

For each operating period of MFLP-REIT, Asset Management Fee Ⅰ shall be the amount of total assets stated in the balance sheet (limited to that approved by the Board of Directors pursuant to the provisions of the Investment Trusts Act) as at the Settlement Date of the immediately preceding operating period of MFLP-REIT (“Last Settlement Date”), multiplied by a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed an annual rate of 0.1% (calculated on a daily basis based on the actual number of days in the relevant calculation period with 365 days per year; rounded down to the nearest one yen).

If MFLP-REIT holds shares of or equity in a corporation holding overseas real estate (hereinafter, “equity related to a corporation holding overseas real estate”) as at the Last Settlement Date, and only if the amount equivalent to MFLP-REIT’s interest in the overseas real estate, etc. pertaining to such corporation holding overseas real estate (as defined below) has been finalized, the amount of total assets

Article 37 (Standards for Payment of Asset Management Fees to the Asset Management Company)

1.       (Unchanged)

(1)    Asset Management Fee Ⅰ

For each operating period of MFLP-REIT, Asset Management Fee Ⅰ shall be the amount of total assets (less an amount equal to unamortized goodwill) stated in the balance sheet (limited to that approved by the Board of Directors pursuant to the provisions of the Investment Trusts Act) as at the Settlement Date of the immediately preceding operating period of MFLP-REIT (“Last Settlement Date”), multiplied by a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed an annual rate of 0.1% (calculated on a daily basis based on the actual number of days in the relevant calculation period with 365 days per year; rounded down to the nearest one yen).

If MFLP-REIT holds shares of or equity in a corporation holding overseas real estate (hereinafter, “equity related to a corporation holding overseas real estate”) as at the Last Settlement Date, and only if the amount equivalent to MFLP-REIT’s interest in the overseas real estate, etc. pertaining to such corporation holding overseas real estate (as defined

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Current Articles of Incorporation	Proposed Amendments

in the above calculation shall be the amount calculated by deducting the amounts of equity related to the corporation holding overseas real estate, monetary claims that MFLP-REIT holds against said corporation holding overseas real estate and bond securities issued by said corporation holding overseas real estate (if any), and adding the amount equivalent to interest in the overseas real estate, etc. as at the Last Settlement Date. The “amount equivalent to interest in the overseas real estate, etc.” refers to the amount calculated by taking the amount of total assets of said corporation holding overseas real estate (provided that the amount must be disclosed in MFLP-REIT’s financial documents or asset management report as at the Last Settlement Date), which shall be determined based on the figures stated in the latest financial statements of said corporation holding overseas real estate which are available to MFLP-REIT on or before the Settlement Date of the said operating period (provided that such financial statements must be dated before the Last Settlement Date), and converted into Japanese currency equivalent (calculated based on the foreign exchange rate as at the settlement date of the operating period of said financial statements of the corporation holding overseas real estate), then multiplied by percentage of MFLP-REIT’s equity interest in the corporation holding overseas real estate as at the last settlement date of said corporation holding overseas real estate.

(2)    Asset Management Fee ⅠI

For each operating period of MFLP-REIT, Asset Management Fee IⅠ shall be the amount equivalent to the rate (rounded down to the nearest one yen, and zero yen in case of negative value) which is separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 5.5% of the operating income before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes and depreciation on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT (“relevant Settlement Date”).

(3)    Asset Management Fee ⅠII

For each operating period of MFLP-REIT, Asset Management Fee III; shall be the amount calculated in accordance with the following formula (rounded down to the nearest one yen).

<Formula>

[Pre-tax earnings (provided, the amount after compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT] x EPU x a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 0.001%, whereas:

EPU＝A/B

below) has been finalized, the amount of total assets in the above calculation shall be the amount calculated by deducting the amounts of equity related to the corporation holding overseas real estate, monetary claims that MFLP-REIT holds against said corporation holding overseas real estate and bond securities issued by said corporation holding overseas real estate (if any), and adding the amount equivalent to interest in the overseas real estate, etc. as at the Last Settlement Date. The “amount equivalent to interest in the overseas real estate, etc.” refers to the amount calculated by taking the amount of total assets of said corporation holding overseas real estate (provided that the amount must be disclosed in MFLP-REIT’s financial documents or asset management report as at the Last Settlement Date), which shall be determined based on the figures stated in the latest financial statements of said corporation holding overseas real estate which are available to MFLP-REIT on or before the Settlement Date of the said operating period (provided that such financial statements must be dated before the Last Settlement Date), and converted into Japanese currency equivalent (calculated based on the foreign exchange rate as at the settlement date of the operating period of said financial statements of the corporation holding overseas real estate), then multiplied by percentage of MFLP-REIT’s equity interest in the corporation holding overseas real estate as at the last settlement date of said corporation holding overseas real estate.

(2)    Asset Management Fee ⅠI

For each operating period of MFLP-REIT, Asset Management Fee IⅠ shall be the amount equivalent to the rate (rounded down to the nearest one yen, and zero yen in case of negative value) which is separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed 5.5% of the operating income (provided, the amount after adding amortization of goodwill) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes and depreciation on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT (“relevant Settlement Date”).

(3)    Asset Management Fee ⅠII

For each operating period of MFLP-REIT, Asset Management Fee III shall be the amount calculated in accordance with the following formula (rounded down to the nearest one yen).

<Formula>

[Pre-tax earnings (provided, the amount after adding amortization of goodwill and deducting gain on negative goodwill, and compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT] x EPU x a rate separately agreed upon between MFLP-REIT and the Asset Management Company, which shall not exceed

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Current Articles of Incorporation	Proposed Amendments

A: Pre-tax earnings (provided, the amount after compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT

B: Number of issued investment units at the relevant Settlement Date

0.001% (provided, however, that if a relevant operating period falls short of six months or exceeds six months, the rate shall be adjusted by multiplying 0.001% by “183 divided by the actual number of days in the relevant operating period”), whereas:

EPU＝A/B

A: Pre-tax earnings (provided, the amount after adding amortization of goodwill and deducting gain on negative goodwill, and compensating the full amount of losses carried forward, if any) before deducting Asset Management Fees I, II and III, and non-deductible consumption taxes on these Management Fees, calculated at each Settlement Date of such operating period of MFLP-REIT

B: Number of issued investment units at the relevant Settlement Date

If, during the relevant operating period, a split or consolidation of investment units comes into effect and the number of investment units issued increases or decreases as a result, the amount of Asset Management Fee III shall be adjusted by method stipulated below.

i   If the investment units of MFLP-REIT are split at a ratio of 1: X, the amount of the Asset Management Fee III for the relevant operating period and each operating period thereafter shall be X times the calculated value of Asset Management Fee III (rounded down to the nearest one yen) according to the above formula (or after adjustments if adjusted as per this adjustment clause).

ii   If the investment units of the MFLP-REIT are consolidated at a ratio of Y: 1, the amount of Asset Management Fee III for the relevant operating period and each operating period thereafter shall be 1 times of Y the calculated value of Asset Management Fee III (rounded down to the nearest one yen) according to the above formula (or after adjustments if adjusted as per this adjustment clause).

(4)-(7) (Omitted) 2. (Omitted)	(4)-(7) (Unchanged) 2. (Unchanged)
(New)

CHAPTER 9

Supplementary Provisions

Article 42 (Effectuation of Amendments)

1.   The amendments to the provisions of Article 6, Paragraph 1, Article 29, Paragraph 3, Article 34, and Article 37, Paragraph 1 of the Articles of Incorporation shall take effect subject to an absorption-type merger taking effect, which is based on the merger agreement dated August 5, 2024 executed between MFLP-REIT and Advance Logistics Investment Corporation, whereby MFLP-REIT will be the surviving corporation and Advance Logistics Investment Corporation will be the dissolving corporation in the merger (the “Merger”). These amendments shall come into effect on the effective date of the Merger. Of the amendments to the provisions of Article 37, Paragraph 1, Item 3 of the Articles of Incorporation, the revision of adding the wording “(provided, however, that if a relevant operating period

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Current Articles of Incorporation	Proposed Amendments

falls short of six months or exceeds six months, the rate shall be adjusted by multiplying 0.001% by “183 divided by the actual number of days in the relevant operating period”)” shall be applicable starting from the calculation of Asset Management Fee III for the operating period for the 17th fiscal period after Article 34 has been amended.

2. The provisions of this Chapter shall be eliminated as of the effective date of the Merger and after the amendments become effective in accordance with the preceding paragraph.

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